                                                                 EXHIBIT 99.6(d)


November 16, 1998


Steven Antebi
Fontenelle, L.L.C.
345 North Maple Drive #358
Beverly Hills, CA 90210

Dear Steven:

This letter outlines a proposed relationship between our companies. Effective immediately, Fontenelle, L.L.C. will serve as adviser to Virtual Technology Corporation for a period of one year. Accordingly, Fontenelle, L.L.C. will provide analysis and advice for capital structure, acquisitions and capital markets. In exchange for these services, Virtual Technology Corporation shall issue 225,000 unrestricted common shares to Fontenelle, L.L.C. and 1,000,000 three-year warrants to purchase additional shares at $1.00 per share.

If the terms outlined above are consistent with your understanding, please sign and return this agreement. We look forward to a mutually rewarding association.



                            /s/ Kenneth Israel
                            ---------------------------------------------------
                            Kenneth Israel (for Virtual Technology Corporation)



                            /s/ Steven Antebi
                            --------------------------------------------------
                            Steven Antebi (for Fontenelle, L.L.C.)